Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made as of this          day of                 ,             , by and between SUPERIOR INDUSTRIES INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), and                                      (“Indemnitee”).

RECITALS

A. The Corporation is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C. Plaintiffs often seek damages in such large amounts, and the costs of litigation may be so enormous (regardless of whether the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers;

D. The Corporation believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses that may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

E. The Corporation recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Corporation or a subsidiary of the Corporation are often related to the knowledge, motives and intent of such director or officer, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that he, after retirement or, in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;

F. Based upon their experience as business managers, the Board of Directors of the Corporation (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors and officers of the Corporation and to encourage such individuals to take the business risks necessary for the success of the Corporation, it is necessary for the Corporation to indemnify its directors and officers contractually and to assume for itself maximum liability for expenses and damages in connection with claims against such directors and officers in connection with their service to the Corporation, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Corporation and its stockholders;

G. The Delaware General Corporate Code (the “Code”), under which the Corporation is organized, empowers the Corporation to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve at the request or direction of the Corporation as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by the Code is not exclusive;

H. The Corporation’s Articles of Incorporation provide that “the personal liability of the directors of this corporation to this corporation or the stockholders for monetary damages shall be eliminated to the fullest extent permissible under Delaware law” and the Corporation “ is authorized to indemnify (and advance expenses to) the directors and officers of this corporation to the fullest extent permissible under Delaware law.”;

I. The Corporation’s By-Laws provide officers and directors with certain rights to indemnification and further provide that such rights are not exclusive of other rights which any director or officer may acquire under an agreement with the Corporation;

J. The Corporation believes that the interests of its stockholders would best be served by a combination of such Director & Officer liability insurance as the Corporation may obtain, or request a subsidiary to obtain, and the indemnification provided hereunder by the Corporation to its directors and officers and those of its subsidiaries;

K. The Corporation desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Corporation free from undue concern for claims for damages arising out of or related to such services to the Corporation; and

L. The Indemnitee is willing to serve, or to continue to serve, the Corporation, provided that he is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, based upon the above recitals and in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

1. Definitions.

(a) Agent. For the purposes of this Agreement, “agent” of the Corporation means any person who is or was a director, officer, employee or other agent of the Corporation or a subsidiary of the Corporation; or is or was serving at the request of, for the convenience of, or to represent the interests of the Corporation or a subsidiary of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or a subsidiary of the Corporation, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

(b) Expenses. For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, expert and other witness fees, other out-of-pocket costs and reasonable compensation for time spent by the Indemnitee for which he is not otherwise compensated by the Corporation or any third party) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense, settlement, or appeal of any proceeding.

(c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether brought in the name of the Corporation or otherwise and whether civil, criminal, administrative, investigative or any other type whatsoever.

(d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which 50% or more of the outstanding voting securities is owned directly or indirectly by the Corporation, by the Corporation and one or more other subsidiaries, or by one or more other subsidiaries.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Corporation, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Corporation, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the bylaws of the Corporation or any subsidiary of the corporation or until such time as he tenders his resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

3. Maintenance of Liability Insurance.

(a) The Corporation hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Corporation and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Corporation, the Corporation, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”), with reasonable coverage and in reasonable amounts, from established and reputable insurers.

(b) In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation’s directors, if the Indemnitee is a director; or of the Corporation’s officers, if the Indemnitee is not a director of the Corporation but is an officer; or of the Corporation’s key employees, if the Indemnitee is not an officer or director but is a key employee.

(c) Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Corporation. In the event the Corporation makes any such determination, it shall promptly (but not later than 10 days thereafter) notify the Indemnitee of that fact, and the resulting consequences on the existence or availability of D&O Insurance, in writing.

4. Mandatory Indemnification. The Corporation shall indemnify the Indemnitee:

(a) Third Party and Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to, or is otherwise involuntarily involved in, any proceeding (including any proceeding by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that Indemnitee is or was an agent of the Corporation, or by reason of anything done or not done by Indemnitee in any such capacity, the Corporation shall indemnify Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding unless the Corporation proves by clear and convincing evidence, in accordance with the procedures set forth in Section 8 hereof, that Indemnitee did not act in good faith or in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful.

(b) Additional Indemnification. Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provision of this Agreement, the Corporation’s Articles of Incorporation, the Corporation’s By-Laws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its or a subsidiary’s board of directors, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and the Corporation’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its or a subsidiary’s board of directors, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(c) Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by D&O insurance.

5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

6. Mandatory Advancement of Expenses. Subject to Section 11(a) below, the Corporation shall advance all expenses (including without limitation the retainer or other advance payment of legal counsel and experts) incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made party, or otherwise is involuntarily involved in, by reason of the fact that the Indemnitee is or was an agent of the Corporation. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized hereby. The advances to be made hereunder shall be paid by the Corporation to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Corporation.

7. Notice and Other Indemnification Procedures.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, or upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be indemnifiable hereunder, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Corporation under this Agreement, notify the Corporation of the commencement or threat of commencement thereof, provided however that failure to give such notice shall not relieve the Corporation of any obligation under this Agreement, except and only to the extent the Corporation is actually materially prejudiced thereby.

(b) If, at the time of the receipt of a notice of the commencement of a proceeding or related document pursuant to Section 7(a) hereof, the Corporation has D&O Insurance in effect, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event the Corporation shall be obligated to pay the expenses of any proceeding against the Indemnitee pursuant to Section 6 hereof, the Corporation, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, which approval may not be withheld unreasonably, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Corporation, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Indemnitee in the conduct of any such defense, or (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation.

8. Determination of Right to Indemnification.

(a) Notwithstanding any other provision of this Agreement, to the extent the Indemnitee has been successful on the merits in defense of any proceeding referred to in Sections 4(a) or 4(b) of this Agreement or in the defense of any claim, issue or matter described therein, the Corporation shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense, or appeal of such proceeding.

(b) In the event that Section 8(a) is inapplicable, the Corporation shall also indemnify the Indemnitee unless, and only to the extent that, the Corporation shall prove by clear and convincing evidence to a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(c) The Indemnitee shall be entitled to select from among the following the forums which will hear and decide the validity of the Corporation’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification:

(1) A majority vote of a quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

(2) If such a quorum of directors is not obtainable, independent legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or

(3) Approval of the shareholders (as defined in Section 153 of the Code), with any shares owned by Indemnitee not being entitled to vote thereon; or

(4) The court in which the proceeding is or was pending.

(d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Corporation shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification, and the Corporation shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim. In any such proceeding pursuant to this Section 8, the termination by judgment, order, settlement, conviction, or upon a plea of Nolo Contendere or its equivalent, of any action or proceeding for which Indemnitee is seeking indemnification shall not, of itself, create a presumption (i) that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests or the Corporation, or (ii) with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(e) Notwithstanding a determination by any forum listed in Section 8(c) hereof that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the court in which that proceeding is or was pending, or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to this Agreement.

(f) Notwithstanding any other provision in this Agreement to the contrary, the Corporation shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

9. Letter of Credit.

(a) In order to secure the obligations of the Corporation to indemnify the Indemnitee under this Agreement and to advance to the Indemnitee certain amounts under Section 6 hereof, the Corporation shall obtain (or shall have obtained) within sixty (60) days after the date of execution of this Agreement an irrevocable standby letter of credit (which may be a blanket letter of credit covering all persons who have entered into with the Corporation a form of agreement similar to this Agreement) naming the Indemnitee as beneficiary, in an amount not less than $500,000 per Indemnitee who is a director of the Corporation or a subsidiary of the Corporation, or $250,000 per Indemnitee who is not a director of the Corporation or a subsidiary of the Corporation, issued by a financial institution having assets in excess of $100,000,000 and containing terms and conditions reasonably acceptable to the Indemnitee (the “Letter of Credit”). The Letter of Credit shall provide that the Indemnitee may from time to time draw certain amounts thereunder, upon the presentation to the issuer thereof of a certificate executed by the Indemnitee certifying (i) that the Indemnitee has made demand upon the Corporation for an amount not less than the amount the Indemnitee is drawing upon under the Letter of Credit and that the Corporation has refused to provide the Indemnitee with such amount and (ii) that the Indemnitee believes that the Indemnitee is entitled under the terms of this Agreement to the amount which the Indemnitee is drawing upon under the Letter of Credit.

(b) The Corporation shall maintain and renew the Letter of Credit or a substitute letter of credit meeting the criteria of Section 9(a) hereof during the term of this Agreement in a manner such that the Letter of Credit shall have an initial term of five years, be renewed for successive five-year terms, and shall always have at least one year of its term remaining; provided, however, that the Corporation may, with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, reduce the amount of the Letter of Credit in the event and during the period that the Corporation is able to obtain D&O Insurance covering the Indemnitee with substantially greater coverage, with respect to either the amount of such coverage or the types of claims included therein, than the D&O Insurance which is in effect at the time of such proposed reduction.

10. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Corporation or any subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Corporation or any subsidiary of the Corporation discovers such facts, or (ii) the date the Corporation or any subsidiary of the Corporation could have discovered such facts by the exercise of reasonable diligence. Any claim or cause or action of the Corporation or any subsidiary of the Corporation against the Indemnitee, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 10 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Corporation has no actual knowledge apart from the Indemnitee’s knowledge.

11. Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts. To indemnify Indemnitee for any act or omission or transaction from which a director, officer, employee or agent may not be relieved of liability under applicable law; or

(b) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the Code, but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Board finds it to be appropriate; or

(c) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous;

(d) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected within seven (7) calendar days after delivery by the Indemnitee to the Corporation of the notice provided for in Section 7(a) hereof unless the Corporation consents to such settlement;

(e) Claims under Section 16(b). To indemnify Indemnitee for the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or any similar successor statute; or

(f) Claims under the Sarbanes-Oxley Act. To indemnify Indemnitee for any reimbursement of the Corporation by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act “), or the payment to the Corporation of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

12. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Corporation’s Articles of Incorporation or By-Laws, the vote of the Corporation’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Corporation.

13. Continuation of Obligations. All agreements and obligations of Corporation contained herein shall continue during the period Indemnitee is an agent of the Corporation and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or proceeding or any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was an agent of the Corporation, and Indemnitee’s indemnification rights under this Agreement or otherwise shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar) nor shall such waiver constitute a continuing waiver.

17. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the heirs, executors, administrators, successors and assigns of the parties hereto.

18. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and received by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

19. Non-Disclosure of Payments. Except as expressly required by law, neither the Indemnitee nor the Corporation shall disclose any payments under this Agreement unless prior approval of the other party is obtained.

20. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

21. Consent to Jurisdiction. The Corporation and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first above written.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Address:	26600 Telegraph Rd. Suite 400 Southfield, MI 48034

Dated: _______________, 20___	By:

Its:

INDEMNITEE

Address:

Dated: _______________, 20___	By: